UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 28, 2005

ATA Holdings Corp.

(Exact Name of Registrant as Specified in Its Charter)

Indiana

(State or Other Jurisdiction of Incorporation)

    000-21642                                         35-1617970

(Commission File Number)                   (IRS Employer Identification No.)

7337 West Washington Street
  Indianapolis, Indiana                                       46231

        (Address of Principal Executive Offices)                                 (Zip Code)

(317) 247-4000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 28, 2005, the cockpit crewmembers of ATA Airlines, Inc. (“ATA”), represented by the Air Line Pilots Association (“ALPA”), voted to ratify a new three-year collective bargaining agreement (the “New Agreement”) with ATA. Subject to Bankruptcy Court approval, the New Agreement becomes effective October 1, 2005, and will be amendable on September 30, 2008.

The New Agreement provides for, among other things, an 18% reduction in cockpit crewmember wages until January 1, 2007, modifications to the cockpit crewmembers’ retirement plan, conversion to a new health insurance plan and work rule concessions. In addition, the New Agreement provides the cockpit crewmembers with wage rate increases on and after January 1, 2007, a variable compensation plan, a bonus program and a new profit-sharing plan. ATA and ALPA also agreed to establish a non-qualified stock option plan that will provide cockpit crewmembers with 4% of the common shares of a reorganized ATA Holdings, Inc. (“ATA Holdings”). The options to be granted to the cockpit crewmember group shall have an exercise price of the market value of the shares of ATA Holdings common stock on the grant date (sixty days after the effective date of a confirmed plan of reorganization), will vest at 50% on the date that is eighteen months after the effective date of the confirmed plan of reorganization and 50% on the third anniversary of the effective date of plan confirmation, and will have an exercise period of five years.

A copy of ATA’s press release issued on September 28, 2005, is attached as Exhibit 10.1 to this report, and the information set forth therein is incorporated herein by reference and constitutes a part of this report.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

10.1 Press release dated September 28, 2005.

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATA Holdings Corp.

Date: October 3, 2005         By:  /s/ Brian T. Hunt_____________
        Name: Brian T. Hunt
  Title: Senior Vice President & General Counsel